LAW OFFICES OF

HAROLD P. GEWERTER, ESQ., LTD.

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Harold P. Gewerter, Esq.

Exhibit 5a

September 21, 2010

Board of Directors

OICco Acquisition III, Inc.

4412 8th St. SW

Vero Beach, FL 32968

Re:

Registration Statement on Form S-1 for OICco Acquisition III, Inc.,

a Nevada corporation (the "Company")

Dear Ladies and Gentlemen:

This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission with respect to the registration of 8,000,000 shares held by existing shareholders and 2,000,000 newly issued shares for public sale of the Company's common stock, $.0001 par value, to be sold by the existing selling shareholders and the issuer.

In connection therewith, I have examined and relied upon original, certified, conformed, Photostat or other copies of the following documents:

i.

The Certificate of Incorporation of the Company;

ii.

The Registration Statement and the Exhibits thereto; and

iii.

Such other documents and matters of law, as I have deemed necessary for the expression of the opinion herein contained.

In all such examinations, I have assumed the genuineness of all signatures on original documents, and the conformity to the originals or certified documents of all copies submitted to me as conformed, Photostat or other copies. In passing upon certain corporate records and documents of the Company, I have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and I express no opinion thereon. As to the various questions of fact material to this opinion, I have relied, to the extent I deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to me by the Company, without verification except where such verification was readily ascertainable.

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2705 Airport Drive, N. Las Vegas, Nevada 89032

Telephone: (702) 382-1714 ♦  Facsimile: (702) 382-1759

Email: harold@gewerterlaw.com

Re: OICco Acquisition III, Inc.

September 21, 2010

Based on the foregoing, I am of the opinion that the Shares will upon the effectiveness of the registration and the issuance of the shares that (i) the 2 million shares being registered for sale by the company will be validly issued, fully paid and non-assessable upon the occurrence of conditions described in the opinion, and (ii) the 8 million shares being registered for sale by the selling shareholder are validly issued, fully paid and non-assessable.

This opinion is limited to the laws of the State of Delaware and federal law as in effect on the date of the effectiveness of the registration statement, exclusive of state securities and blue-sky laws, rules and regulations, and to all facts as of the date of effectiveness.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption "Interests of Named Experts and Counsel" in the prospectus comprising part of the Registration Statement.

Sincerely yours,

HAROLD P. GEWERTER, ESQ., LTD.

/s/ Harold P. Gewerter

Harold P. Gewerter, Esq.

________________________________________________________________________

2705 Airport Drive, N. Las Vegas, Nevada 89032

Telephone: (702) 382-1714 ♦  Facsimile: (702) 382-1759

Email:   harold@gewerterlaw.com